                                                                 EXHIBIT 3 (iii)

                              AMENDED AND RESTATED
                           CERTIFICATE OF DESIGNATION
                                       OF
                     SERIES C 6% CONVERTIBLE PREFERRED STOCK
                                       OF
                          CVF TECHNOLOGIES CORPORATION

                       Pursuant to Section 78.1955 of the
                 Private Corporation Law of the State of Nevada

                  The undersigned, being the President of CVF Technologies Corporation, a Nevada corporation (the "Corporation"), does hereby certify that:
(i) as of February 2, 2004, the Corporation filed with the Nevada Secretary of State a Certificate of Designation of Series C 6% Convertible Preferred Stock (the "Original Certificate of Designation"); (ii) the Board of Directors of the Corporation has adopted a resolution to amend and restate the Original Certificate of Designation to read in its entirety as set forth in this Certificate and (iii) no shares of Series C 6% Convertible Preferred Stock have been issued or are outstanding.

                  Therefore, the Original Certificate of Designation is hereby amended and restated to read in its entirety as follows:

                  "RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "BOARD OF DIRECTORS" or the "BOARD") in accordance with the provisions of its Articles of Incorporation, the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $0.001 per share (the "PREFERRED STOCK"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:"

                  Series C 6% Convertible Preferred Stock:

                                    ARTICLE 1
                                   DEFINITIONS

                  The terms defined in this Article whenever used in this Amended and Restated Certificate of Designation have the following respective meanings:

                  (a) "ADDITIONAL CAPITAL SHARES" has the meaning set forth in Section 6. 1 (c).

                  (b)      "ANNEX" means the American Stock Exchange.

                  (c) "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

                  (d) "CAPITAL SHARES" means the Common Shares and any other shares of any other class or series of common stock, whether now or hereafter authorized and however designated, which have the right to participate in the distribution of earnings and assets (upon dissolution, liquidation or winding-up) of the Corporation.

                  (e) "COMMON SHARES" or "COMMON STOCK" means shares of common stock, par value ~0.0() 1 per share, of the Corporation.

                  (f) "COMMON STOCK ISSUED AT CONVERSION", when used with reference to the securities issuable upon conversion of the Series C Preferred Stock, means all Common Shares now or hereafter Outstanding and securities of any other class or series into which the Series C Preferred Stock hereafter shall have been changed or substituted, whether now or hereafter created and however designated.

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                  (g)      "CONVERSION DATE" means any day on which all or any
portion of shares of the Series C Preferred Stock is converted in accordance with the provisions hereof.

                  (h) "CONVERSION NOTICE" means a written notice of conversion substantially in the form annexed hereto as Annex I.

                  (i) "CORPORATION" means CVF Technologies Corporation, a Nevada corporation, and any successor or resulting corporation by way of merger, consolidation, sale or exchange of all or substantially all of the Corporation's assets, or otherwise.

                  (j) "DEFAULT DIVIDEND RATE" is equal to the Dividend Rate plus an additional 4% per annum.

                  (k) "DIVIDEND PERIOD" means each of(a) the period commencing on and including the Issue Date and ending on and including February 27, 2006 and (b) each period commencing on and including the day after the immediately preceding Dividend Payment Due Date and ending on the next Dividend Payment Due Date.

                  (l) "DIVIDEND PAYMENT DUE DATE" means February 27, 2006 and each August 27 and February 27 thereafter.

                  (m) "DIVIDEND RATE" means 6% per annum, computed on the basis of a 360-day year.

                  (n) "EXCHANGE AGREEMENT" means that certain Exchange Agreement dated February 20, 2004 between the Corporation and The Shaar Fund, Ltd.

                  (o) "HOLDER" means The Shaar Fund, Ltd., any successor thereto, or any Person or Persons to whom the Series C Preferred Stock is subsequently transferred in accordance with the provisions hereof.

                  (p) "ISSUE DATE" means, as to any share of Series C Preferred Stock, the date of issuance of such share.

                  (q) "JUNIOR SECURITIES" means all capital stock of the Corporation except for the Series C Preferred Stock and any series of preferred stock hereafter issued by the Corporation which is expressly designated as being pari passu with the Series C Preferred Stock.

                  (r) "LIQUIDATION PREFERENCE" means, with respect to a share of the Series C Preferred Stock, an amount equal to the sum of(i) the Stated Value thereof, plus (ii) the aggregate of all accrued and unpaid dividends on such share of Series C Preferred Stock to the actual date of such liquidation, dissolution or winding up or through the date of the event resulting in the Holder's right to the Liquidation Preference.

                  (s) "MARKET PRICE" per Common Share means the arithmetic mean of the closing sale prices of the Common Shares as reported on the Amex for the ten Trading Days immediately preceding the Conversion Date or other date of determination, as the case may be.

                  (t) "OUTSTANDING", when used with reference to Common Shares or Capital Shares (collectively, "Shares"), means, on any date of determination, all issued and outstanding Shares, and includes all such Shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such Shares, provided, however, that any such Shares directly or indirectly owned or held by or for the account of the Corporation or any Subsidiary of the Corporation shall not be deemed "Outstanding" for purposes hereof.

                  (u) "PERSON" means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

                  (v)      "REDEMPTION DATE" has the meaning set forth in
Section 6.6.

                  (w) "SEC" means the United States Securities and Exchange Commission.

                  (x) "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as in effect at the time.

                  (y) "SERIES C PREFERRED SHARES" OR "SERIES C PREFERRED STOCK" means the shares of Series C 6% Convertible Preferred Stock, par value $0.00 1 per share, of the Corporation or such other convertible Preferred Stock exchanged therefor.

                  (z)      "STATED VALUE" has the meaning set forth in Article
2.

                  (aa) "SUBSIDIARY" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by the Corporation.

                  (bb)     "SURPLUS CASH" shall have the meaning set forth in
Section 6.5.

                  (cc) "TRADING DAY" means any day on which purchases and sales of securities listed on the Amex are reported thereon and on which no event which results in a material suspension or limitation of trading of the Common Shares on the Amex has occurred.

                  (dd)     "VALUATION EVENT" has the meaning set forth in
Section 6. 1.

                  All references to "CASH" or ($) herein means currency of the United States of America.

                                    ARTICLE 2
                             DESIGNATION AND AMOUNT

                  The designation of this series, which consists of 1 00,000 shares of Preferred Stock, shall be Series C 6% Convertible Preferred Stock (the "SERIES C PREFERRED STOCK") and the stated value shall be $10 per share (the "STATED VALUE").

                                    ARTICLE 3
                                      RANK

                  The Series C Preferred Stock shall rank prior to any other capital stock of the Corporation; provided, however, that the Corporation may issue one or more series of preferred stock expressly ranking pari passu with the Series C Preferred Stock.

                                    ARTICLE 4
                                    DIVIDENDS

                  (a) (i) The Holder shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the Dividend Rate on the Stated Value of each share of Series C Preferred Stock on and as of each Dividend Payment Due Date with respect to each Dividend Period; provided, however, that if any dividend is not paid in hill on any Dividend Payment Due Date, dividends shall thereafter accrue and be payable at the Default Dividend Rate on the Stated Value of each share of Series C Preferred Stock until all accrued dividends are paid in full. Dividends on the Series C Preferred Stock shall be cumulative from the date of issue, whether or not declared for any reason, including, if such declaration is prohibited under any outstanding indebtedness or borrowings of the Corporation or any of its Subsidiaries, or any other contractual provision binding on the Corporation or any of its Subsidiaries, and whether or not there shall be funds legally available for the payment thereof.

                           (ii)     Dividends shall be payable on each Dividend
Payment Due Date to the Holders of record of shares of the Series C Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such date.

                  (a) Except as provided in Section 4(d) hereof, the Holder shall not be entitled to any dividends in excess of the cumulative dividends, as herein provided, on the Series C Preferred Stock.

                  (b) So long as any shares of the Series C Preferred Stock are outstanding, no dividends shall be declared or paid or set apart for payment or other distribution declared or made upon any Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of or pursuant to provisions contained in an employee incentive or benefit plan (including a stock option plan) of the Corporation or any Subsidiary), for any consideration by the Corporation, directly or indirectly, nor shall any moneys be paid to or made available for a sinking fund for the redemption of any shares of any Junior Securities, unless in each case (i) the full cumulative dividends required to be paid in cash on all outstanding shares of the Series C Preferred Stock shall have been paid or set apart for payment for all past Dividend Periods with respect to the Series C Preferred Stock and
(ii) sufficient funds shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series C Preferred Stock.

                  (c) If the Corporation shall at any time or from time to time after the Issue Date declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its Subsidiaries by way of dividend or spin-off) on shares of its Common Stock, then, and in each such case, in addition to the dividend obligation of the Corporation specified in paragraph (a) of this Article 4, the Corporation shall declare, order, pay and make the same dividend or distribution to each Holder of Series C Preferred Stock as would have been made with respect to the number of Common Shares the Holder would have received had it converted all of its Series C Preferred Shares.

                                    ARTICLE 5
              LIQUIDATION PREFERENCE; MERGERS, CONSOLIDATIONS, ETC.

                  (a) If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding, upon liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 30 consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution shall be made to the holders of any Junior Securities upon liquidation, dissolution or winding-up unless prior thereto, the Holders of shares of Series C Preferred Stock, subject to this
Article 5, shall have received the Liquidation Preference with respect to each share.

                  (a) In case the Corporation shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another Person (where the Corporation is not the survivor or where there is a change in or distribution with respect to the Common Stock of the Corporation), sell, convey, transferor otherwise dispose of all or substantially all its property, assets or business to another Person, or effectuate a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of (each, a "FUNDAMENTAL CORPORATE CHANGE") and, pursuant to the terms of such Fundamental Corporate Change, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation ("OTHER PROPERTY"), are to be received by or distributed to the holders of Common Stock of the Company, then each Holder of Series C' Preferred Stock shall have the right thereafter to receive the number of shares of common stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and Other Property as is receivable upon or as a result of such Fundamental Corporate Change by a Holder of the number of shares of Common Stock into which such Series C Preferred Stock may be converted immediately prior to such Fundamental Corporate Change; provided, however, that if such Fundamental Corporate Change shall result in any dividend or other distribution on shares of the Corporation's Common Stock, then each Holder of Series C Preferred Stock shall have the right, at its sole option, to require the Corporation to deem such Fundamental Corporate Change to be a liquidation, dissolution or winding up of the Corporation pursuant to which the Corporation shall be required to distribute, upon consummation of and as a condition to, such Fundamental Corporate Change an amount equal to the Liquidation Preference with respect to each outstanding share of Series C Preferred Stock in cancellation thereof, and provided, further, that all Holders of Series C Preferred Stock shall be deemed to elect the option set forth in the proviso above if at least a majority in interest of such Holders elect such option. The foregoing provisions of this
Section 5(b) shall similarly apply to successive Fundamental Corporate Changes. Notwithstanding anything to the contrary contained herein, the sale in an arm's length transaction of any one portfolio investment held by the Corporation for a cash consideration of not less than fair market value therefor shall not be considered to be a Fundamental Corporate Change.

                                    ARTICLE 6
                          CONVERSION OF PREFERRED STOCK

         SECTION 6.1 CONVERSION; CONVERSION PRICE

                  At the option of the Holder, each share of Series C Preferred Stock may be converted, either in whole or in part, into ten Common Shares (calculated as to each such conversion to the nearest 1/100th of a share) at any time and from time to time on or following the Issue Date.

                  The amount of accrued and unpaid dividends as of the Conversion Date shall not be subject to conversion but instead shall be paid in cash as of the Conversion Date OR, IF THE CORPORATION SO ELECTS, COMMON STOCK VALUED AT THE MARKET PRICE.

                  Within two Business Days of the occurrence of a Valuation Event, the Corporation shall send notice thereof to each Holder.

                  A "VALUATION EVENT" shall mean an event in which the Corporation takes any of the following actions:

                  (a)      subdivides or combines its Capital Shares;

                  (b)      makes any distribution on its Capital Shares;

                  (c)      announces or effects a Fundamental Corporate Change;
or

                  (d) makes a distribution of its assets or evidences of indebtedness to the holders of its Capital Shares as a dividend in liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for the payment of dividends under applicable law or any distribution to such holders made in respect of the sale of all or substantially all of the Corporation's assets (other than under the circumstances provided for in the foregoing Sections 6. 1(a) through 6. 1 (c)).

         SECTION 6.2 EXERCISE OF CONVERSION PRIVILEGE

                  (a) Conversion of the Series C Preferred Stock may be exercised, in whole or in part, by the Holder by telecopying an executed and completed Conversion Notice to the Corporation. Each date on which a

Conversion Notice is telecopied to the Corporation in accordance with the provisions of this Section 6.2 shall constitute a Conversion Date. The Corporation shall convert the Series C Preferred Stock and issue the Common Stock issued at conversion, and all voting and other rights associated with the beneficial ownership of the Common Stock issued at conversion shall vest with the Holder, effective as of the Conversion Date at the time specified in the Conversion Notice. The Conversion Notice also shall state the name or names (with addresses) of the Persons who are to become the holders of the Common Stock issued at conversion in connection with such conversion. The Holder shall deliver the shares of Series C Preferred Stock to the Corporation by express courier within 30 days following the date on which the telecopied Conversion Notice has been transmitted to the Corporation. Upon surrender for conversion, the Series C Preferred Stock shall be accompanied by a proper assignment thereof to the Corporation or be endorsed in blank. As promptly as practicable after the receipt of the Conversion Notice as aforesaid, but in any event not more than five Business Days after the Corporation's receipt of such Conversion Notice, the Corporation shall (i) issue the Common Stock issued at conversion in accordance with the provisions of this Article 6, and (ii) cause to be mailed for delivery by overnight courier to the Holder (x) a certificate or certificate(s) representing the number of Common Shares to which the Holder is entitled by virtue of such conversion, (y) cash, as provided in Section 6.3, in respect of any fraction of a Common Share issuable upon such conversion and (z) cash in the amount of accrued and unpaid dividends as of the Conversion Date. Such conversion shall be deemed to have been effected at the time at which the Conversion Notice indicates so long as the Series C Preferred Stock shall have been surrendered as aforesaid at such time, and at such time the rights of the Holder of the Series C Preferred Stock, as such, shall cease and the Person or Persons in whose name or names the Common Stock issued at conversion shall be issuable shall be deemed to have become the holder or holders of record of the Common Shares represented thereby and all voting and other rights associated with the beneficial ownership of such Common Shares shall at such time vest with such Person or Persons. The Conversion Notice shall constitute a contract between the Holder and the Corporation, whereby the Holder shall be deemed to subscribe for the number of Common Shares which it will be entitled to receive upon such conversion and, in payment and satisfaction of such subscription (and for any cash adjustment to which it is entitled pursuant to Section 6.3), to surrender the Series C Preferred Stock and to release the Corporation from all liability thereon. No cash payment aggregating less than $1.00 shall be required to be given unless specifically requested by the Holder.

                  (b) If, at any time (i) the Corporation challenges, disputes or denies the right of the Holder hereof to effect the conversion of the Series C Preferred Stock into Common Shares or otherwise dishonors or rejects any Conversion Notice delivered in accordance with this Section 6.2 or
(ii) any officer, director or 5% or greater shareholder of the Corporation, or any affiliate thereof, or Person acting under any of their direction or control, commences any lawsuit or proceeding or otherwise asserts any claim before any court or public or governmental authority which seeks to challenge, deny, enjoin, limit, modify, delay or dispute the right of the Holder hereof to effect the conversion of the Series C Preferred Stock into Common Shares, then the Holder shall have the right, by written notice to the Corporation, to require the Corporation to promptly redeem the Series C Preferred Stock for cash at a redemption price equal to 100% of the Stated Value thereof together with all accrued and unpaid dividends thereon (the "MANDATORY PURCHASE AMOUNT"). Under any of the circumstances set forth above, the Corporation shall be responsible for the payment of all costs and expenses of the Holder, including reasonable legal fees and expenses, as and when incurred in disputing any such action or pursuing its rights hereunder (in addition to any other rights of the Holder).

         SECTION 6.3 FRACTIONAL SHARES

                  No fractional Common Shares or scrip representing fractional Common Shares shall be issued upon conversion of the Series C Preferred Stock. Instead of any fractional Common Shares which otherwise would be issuable upon conversion of the Series C Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction.

         SECTION 6.4 ADJUSTMENTS TO CONVERSION RATIO

                  If at any time the Corporation shall:

                  (a) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock; or

                  (b) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock; then (i) the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock immediately after the occurrence of any such event shall be adjusted to equal the number of shares of Common Stock which a record holder of the same number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event, and (ii) the Stated Value shall be adjusted to equal (A) the Stated Value multiplied by the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock immediately prior to the adjustment divided by (B) the number of shares issuable upon conversion of the Series C Preferred Stock immediately after such adjustment.

         SECTION 6.5 MANDATORY REDEMPTION; FORCED CONVERSION

                  On the second anniversary of the Issue Date (the "Redemption Date"), the Corporation, upon notice delivered to the Holder as provided in
Section 6.6, shall redeem, in cash, the Series C Preferred Stock in whole or in part (but only with respect to such shares as to which the Holder has not theretofore furnished a Conversion Notice in compliance with Section 6.2), at the Stated Value thereof, together with all accrued and unpaid dividends thereon to the Redemption Date; provided, however, that the Corporation shall only be required to redeem the Series C Preferred Stock tinder this Section 6.5 to the extent that it possesses "Surplus Cash" as of the Redemption Date. For purposes hereof, the term "Surplus Cash" shall be the maximum amount of the Corporation's cash on hand at the Redemption Date that could be applied to the redemption of the Series C Preferred Stock without causing the regular independent certified public accountants of the Corporation to issue a "going concern qualification" to a hypothetical report on the Corporation's financial statements as of the Redemption Date. Except as set forth in this Section 6.5, the Corporation shall not have the right to redeem the Series C Preferred Stock.

                  Notwithstanding the foregoing, in the event that the Market Price of the Common Stock shall be not less than 15% of the Stated Value ($1.50, subject to adjustment)throughout the first 10 consecutive Trading Days commencing 30-days immediately prior to the Redemption Date, the Corporation may elect to force the Holder to convert all, but not less than all, of the Series C Preferred Stock into Common Stock in accordance with Section 6.1 hereof as of the Redemption Date (a "Forced Conversion").

         SECTION 6.6 NOTICE OF REDEMPTION OR FORCED CONVERSION

                  Notice of redemption pursuant to Section 6.5 shall be provided by the Corporation to the Holder in writing (by registered mail or overnight courier at the Holder's last address appearing in the Corporation's security registry) not less than 5 nor more than 30 days prior to the Redemption Date, which redemption notice shall specify the amount of Series C Preferred Stock to be redeemed on the Redemption Date accompanied by a certificate of the Corporation's regular independent certified public accountants attesting to the amount of Surplus Cash expected to exist as of the Redemption Date. In the event of a Forced Conversion, the Corporation shall provide the foregoing notice, which Forced Conversion notice shall specify the Corporation's election to require the Holder to convert all of the Series C Preferred Stock to Common Stock in accordance with the terms and conditions contained in Section 6.1 and shall further contain information compiled by a recognized source of stock quotation information evidencing the fact that the Market Price has been in excess of 15% of the Stated Value ($1.50, subject to adjustment) throughout the period specified in Section 6.5 above.

         SECTION 6.7 SURRENDER OF PREFERRED STOCK

                  Upon any redemption or Forced Conversion of the Series C Preferred Stock pursuant to Sections 6.5 and 6.6, the Holder shall either deliver the Series C Preferred Stock by hand to the Corporation at its principal executive offices or surrender the same to the Corporation at such address by express courier within 14 days after the date that the Holder receives payment in cash and/or Common Stock therefor. Payment of any cash amount due to the Holder shall be made by the Corporation to the Holder by wire transfer of immediately available funds to such account(s) as the Holder shall specify to the Corporation. If payment of the redemption price is not made in full by the Redemption Date, the Holder shall again have the right to convert the Series C Preferred Stock as provided in
Article 6 hereof.

         SECTION 6.8 CERTAIN CONVERSION LIMITATIONS

                  (a) Notwithstanding anything herein to the contrary, the Holder shall not have the right, and the Corporation shall not have the obligation, to convert all or an portion of the Series C Preferred Stock (and the Corporation shall not have the right to pay dividends on the Series C Preferred Stock in shares of Common Stock) if, at the time of such issuance, the Holder would be deemed the "beneficial owner" of more than 5% of the then Outstanding shares of Common Stock within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder or if and to the extent that the issuance to the Holder of shares of Common Stock upon such conversion (or payment of dividends) would result in the Holder being deemed such a "beneficial owner" of more than 9.9% of the then Outstanding shares of Common Stock.

                                    ARTICLE 7
                                  VOTING RIGHTS

                  The Holders of the Series C Preferred Stock have no voting power, except as otherwise provided by the Private Corporation Law of the State of Nevada ("NPCL"), in this Article 7, and in Article 8 below.

                  Notwithstanding the above, the Corporation shall provide each Holder of Series C Preferred Stock with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed liquidation, dissolution or winding tip of the Corporation, the Corporation shall mail a notice to each Holder, at least 15 days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such action is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding, the amount and character of such dividend, distribution, right or other event to the extent known at such time.

                  To the extent that under the NPCL the vote of the Holders of the Series C Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the Holders of at least 55() O of the outstanding shares of Series C Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of 85% of the outstanding shares of Series C Preferred Stock (except as a higher percentage may be required under the NPCL) shall constitute the approval of such action by the class. To the extent that under the NPCL Holders of the Series C Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series C Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date as of which the conversion is determined. Holders of the Series C Preferred Stock shall be entitled to notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's by-laws and the NPCL.

                                    ARTICLE 8
                              PROTECTIVE PROVISIONS

                  So long as shares of Series C Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the NPCL) of the Holders of at least 85% of the then outstanding shares of Series C Preferred Stock:

                  (a) alter or change the rights, preferences or privileges of the Series C Preferred Stock;

                  (b) create any new class or series of capital stock having a preference over the Series C Preferred Stock as to distribution of assets upon liquidation, dissolution or winding tip of the Corporation ("Senior Securities") or alter or change the rights, preferences or privileges of any Senior Securities so as to affect adversely the Series C Preferred Stock;

                  (c) increase the authorized number of shares of Series C Preferred Stock; or

                  (d) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the Holders of shares of the Series C Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

                  The approval requirement contained in this Article 8 shall apply to any action taken by, officers, directors or shareholders of the Corporation resulting in any of the effects described in clauses (a), (b), (c) or (d) above, regardless of the form such action takes, and shall specifically apply to any such action effected in connection with a merger or consolidation of one or more entities into the Corporation.

                                    ARTICLE 9
                                  MISCELLANEOUS

         SECTION 9.1 LOSS, THEFT, DESTRUCTION OF PREFERRED STOCK

                  Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of shares of Series C Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of the Series C Preferred Stock, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated shares of Series C Preferred Stock, new shares of Series C Preferred Stock of like tenor. The Series C Preferred Stock shall be held and owned upon the express condition that the provisions of this
Section 9.1 are exclusive with respect to the replacement of mutilated destroyed, lost or stolen shares of Series C Preferred Stock and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

         SECTION 9.2 WHO DEEMED ABSOLUTE OWNER

                  The Corporation may deem the Person in whose name the Series C Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat it as, the absolute owner of the Series C Preferred Stock for the purpose of receiving payment of dividends on the Series C Preferred Stock, for the conversion of the Series C Preferred Stock and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effectual to satisfy and discharge the liability upon the Series C Preferred Stock to the extent of the sum or sums so paid or the conversion so made.

         SECTION 9.3 NOTICE OF CERTAIN EVENTS

                  In the case of the occurrence of any event described in
Section 5(b) of this Certificate of Designation, the Corporation shall cause to be mailed to the Holder of the Series C Preferred Stock at its last address as it appears in the Corporation's security registry, at least 20 days prior to the applicable record, effective or expiration date hereinafter specified (or, if such 20 days notice is not possible, at the earliest possible date prior to any such record, effective or expiration date), a notice stating (x) the date on which a record is to be taken for the purpose of such corporate action, or if a record is not to be taken, the date as of which the Holders of record of Series C Preferred Stock to be entitled to such dividend, distribution, issuance or granting of rights, options or warrants are to be determined or the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-tip is expected to become effective, and (y) the date as of which it is expected that Holders of record of Series C Preferred Stock will be entitled to exchange their shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-tip.

         SECTION 9.4 REGISTER

                  The Corporation shall keep at its principal office a register in which the Corporation shall provide for the registration of the Series C Preferred Stock. Upon any transfer of the Series C Preferred Stock in accordance with the provisions hereof, the Corporation shall register such transfer on the Series C Preferred Stock register.

         SECTION 9.5 WITHHOLDING

                  To the extent required by applicable law, the Corporation may withhold amounts for or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Corporation from any payments made pursuant to the Series C Preferred Stock.

         SECTION 9.6 HEADINGS

                  The headings of the Articles and Sections of this Amended and Restated Certificate of Designation are inserted for convenience only and do not constitute a part of this Amended and Restated Certificate of Designation.

         SECTION 9.7 SEVERABILITY

                  If any provision of this Amended and Restated Certificate of Designation, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (ii) the remainder of this Amended and Restated Certificate of Designation and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                            [SIGNATURE PAGE FOLLOWS.]

          In Witness Whereof, the Corporation has caused this Amended and Restated Certificate of Designation to be signed by its duly authorized officer on February 20, 2004.

                                  CVF TECHNOLOGIES CORPORATION

                                  By: /s/ Jeffrey I. Dreben
                                      -----------------------------------
                                      Name: Jeffrey I. Dreben
                                      Title: President

                                                                         ANNEX I

                            FORM OF CONVERSION NOTICE

    TO:  CVF Technologies Corporation
         916 Center Street
         Lewiston, New York 14092

          The undersigned owner of this Series C 6% Convertible Preferred Stock (the "SERIES C PREFERRED STOCK") issued by CVF Technologies Corporation (the "CORPORATION") hereby irrevocably exercises its option to convert ____________ shares of the Series C Preferred Stock into shares of the common stock, par value $0001 per share ("COMMON STOCK"), of the Corporation in accordance with the terms of the Amended and Restated Certificate of Designation. The undersigned hereby instructs the Corporation to convert the number of shares of the Series C Preferred Stock specified above into Shares of Common Stock issued at conversion in accordance with the provisions of Article 6 of the Amended and Restated Certificate of Designation. The undersigned directs that the Common Stock issuable and certificates therefor deliverable upon conversion, the Series C Preferred Stock recertificated, if any, not being surrendered for conversion hereby, together with any check in payment for fractional Common Stock, be issued in the name of and delivered to the undersigned unless a different name has been indicated below. All capitalized terms used and not defined herein have the respective meanings assigned to them in the Certificate of Designation. So long as the Series C Preferred Stock shall have been surrendered for conversion hereby, the conversion pursuant hereto shall be deemed to have been effected at the date and time specified below, and at such time the rights of the undersigned as a Holder of the Series C Preferred Stock shall cease and the Person or Persons in whose name or names the Common Stock issued at conversion shall be issuable shall be deemed to have become the holder or holders of record of the Con-rn-ion Shares represented thereby and all voting and other rights associated with the beneficial ownership of such Common Shares shall at such time vest with such Person or Persons.

Date and Time: ______________________

                                          ______________________________________
                                          Signature

           (vii) Fill in for registration of Series C Preferred Stock:

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________
            Please print name and address (including zip code number)

DEAN HELLER
SECRETARY OF STATE
204 NORTH CARSON STREET, SUITE 1
CARSON CITY, NEVADA 89701-4299
(775) 684 5708
WEBSITE: SECRETARYOFSTATE.BIZ

Certificate of Designation
(PURSUANT TO NRS 78 1955)

IMPORTANT: READ ATTACHED INSTRUCTIONS BEFORE COMPLETING FORM.

                                              ABOVE SPACE IS FOR OFFICE USE ONLY

                           CERTIFICATE OF DESIGNATION
                         FOR NEVADA PROFIT CORPORATIONS
                            (PURSUANT TO NRS 78.1955)

1.       Name of corporation:

         CVF Technologies Corporation

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:

         The undersigned, being the President and Secretary of CVF Technologies Corporation, a Nevada corporation (the "Corporation"), do hereby certify that the following, resolution was adopted by the Board of Directors of the Corporation on January 30, 2004 pursuant to authority of the Board of Directors as required by Section 78.1955 of the Private Corporation Law of the State of Nevada: "RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "Board of Directors" or the "Board") in accordance with the provisions of its Articles of Incorporation, the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $ 0.0001 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:" Series C 6% Convertible Preferred
         Stock: ARTICLE 1 DEFINITIONS The terms defined in this Article whenever used in this Certificate of Designation have the following respective meanings: (a) "Additional Capital Shares" has the meaning set forth in
         Section 6.1(c). (b) "Amex" means the American Stock Exchange. (c) "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close. (d) "Capital Shares" means the Common Shares and any other shares of any other class or series of common stock, whether now or hereafter authorized and however designated, which have the right to participate in the distribution of earnings and assets (upon (CONTINUED - See Attached)

3.       Effective date of filing (optional):

                 (must not be later than 90 days after the certificate is filed)

4.       Officer Signature: /s/ Jeffrey L. Dreben

FILING FEE: $175.00

         IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

         SUBMIT IN DUPLICATE

         THIS FORM MUST BE ACCOMPANIED BY   Nevada Secretary of State AM 78.1955
         APPROPRIATE FEES. SEE ATTACHED                         Designation 2003
         FEE SCHEDULE.                                      Revised on: 11/03/03

DEAN HELLER
SECRETARY OF STATE
204 NORTH CARSON STREET, SUITE 1
CARSON CITY, NEVADA 89701-4299
(775) 684 5708
WEBSITE: SECRETARYOFSTATE.BIZ

AMENDED CERTIFICATE OF DESIGNATION
BEFORE ISSUANCE OF CLASS OR SERIES
   (PURSUANT TO NRS 78.1955)

IMPORTANT: READ ATTACHED INSTRUCTIONS         ABOVE SPACE IS FOR OFFICE USE ONLY
BEFORE COMPLETING FORM.

             CERTIFICATE OF AMENDMENT TO CERTIFICATE OF DESIGNATION
                         FOR NEVADA PROFIT CORPORATIONS
         (PURSUANT TO NRS 78.1955 - BEFORE ISSUANCE OF CLASS OR SERIES)

1. Name of corporation: CVF TECHNOLOGIES CORPORATION
________________________________________________________________________________

2. The original class or series of stock set forth: Series C 6% Convertible Preferred Stock
________________________________________________________________________________

________________________________________________________________________________

3. By a resolution of the board of directors the original class or series is amended as follows: The Certificate of Designation of CVF Technologies Corporation filed on February 2, 2004 is hereby entirely amended and restated in the form attached hereto.

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

4. As of the date of this certificate no shares of the class or series of stock have been issued.

5. Effective date of filing (optional): ________________________________________
                                         (must not be later than 90 days after
                                                the certificate is filed)

6. Officer Signature (Required): /s/ Jeffrey L. Dreben

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

FILING FEE: $175.00

SUBMIT IN DUPLICATE

THIS FORM MUST BE ACCOMPANIED BY            NEVADA SECRETARY OF STATE AM 78.1955
APPROPRIATE FEES. SEE ATTACHED FEE                             BEFORE ISSUE 2003
SCHEDULE.                                                   REVISED ON: 11/03/03